The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated November 21, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-225551

(To Prospectus dated October 31, 2018 and

Product Supplement dated October 31, 2018)

UBS AG Airbag Autocallable Yield Notes

UBS AG $• Notes Linked to the common stock of CSX Corporation due on or about December 4, 2019

UBS AG $• Notes Linked to the common stock of Intel Corporation due on or about December 4, 2019

UBS AG $• Notes Linked to the common stock of NIKE, Inc. due on or about December 4, 2019

Investment Description

UBS AG Airbag Autocallable Yield Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the common stock of a specific company (the “underlying asset”). The issue price of each Note will be $1,000. UBS will pay you a coupon on each coupon payment date regardless of the performance of the underlying asset unless the Notes were previously subject to an automatic call. If the closing level of the underlying asset is equal to or greater than the initial level on any observation date prior to the final valuation date, UBS will automatically call the Notes (an “automatic call”) and pay you a cash payment per Note equal to your principal amount plus the coupon otherwise due on the applicable coupon payment date following such observation date ( the “call settlement date”), and no further payments will be owed to you under the Notes. If the Notes are not subject to an automatic call and the closing level of the underlying asset on the final valuation date (the “final level”) is equal to or greater than the conversion level, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level is less than the conversion level, UBS will deliver to you a number of shares of the underlying asset per Note equal to the quotient of (i) the principal amount divided by (ii) the conversion level (the “share delivery amount”), which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment. Any fractional share included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final level. Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving, at maturity, a number of shares of the underlying asset converted at the conversion level, which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment. Higher coupon rates are generally associated with a greater risk of loss on the Notes. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑ Income — Regardless of the performance of the underlying asset, UBS will pay you coupons on each coupon payment date unless the Notes are subject to an automatic call.
❑ Automatic Call Feature — UBS will automatically call the Notes and pay you the principal amount of your Notes plus the coupon otherwise due on the related coupon payment date if the closing level of the underlying asset on any observation date prior to the final valuation date is equal to or greater than the initial level. If the Notes were previously subject to an automatic call, no further payments or deliveries will be owed to you under the Notes.
❑ Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure — If by maturity the Notes have not been subject to an automatic call and the final level of the underlying asset is equal to or greater than the conversion level, UBS will pay you the principal amount per Note at maturity. If, however, the final level is less than the conversion level, UBS will deliver to you a number of shares of the underlying asset per Note equal to the share delivery amount (and, if applicable, cash in lieu of any fractional share), the value of which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	November 28, 2018
Settlement Date	November 30, 2018
Observation Dates	Quarterly (see page 4)
Final Valuation Date	November 29, 2019
Maturity Date	December 4, 2019
*	Expected. See page 2 for additional details.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the full downside market risk of the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offerings

These preliminary terms relate to the separate Note offerings listed below. Each of the Notes is linked to a different underlying asset and each of the Notes has its own coupon rate, initial level, conversion level and share delivery amount. The final terms for each of the Notes will be set on the trade date. Coupons will be paid on each coupon payment date in arrears in equal installments, unless previously subject to an automatic call. The performance of each Note will not depend on the performance of any other Note.

Underlying Asset	Bloomberg Ticker	Coupon Rate	Total Coupon Payable*	Initial Level	Conversion Level	Share Delivery Amount**	CUSIP	ISIN
Common stock of CSX Corporation	CSX	8.70% to 9.70% per annum	8.70% to 9.70%	$ •	88.00% of Initial Level	• shares per Note	90281B627	US90281B6276
Common stock of Intel Corporation	INTC	8.50% to 9.50% per annum	8.50% to 9.50%	$ •	85.00% of Initial Level	• shares per Note	90281B635	US90281B6359
Common stock of NIKE, Inc.	NKE	8.20% to 9.20% per annum	8.20% to 9.20%	$ •	88.00% of Initial Level	• shares per Note	90281B643	US90281B6433

*   The actual total coupon paid will be based on the duration of the Notes.

** Equal to $1,000 divided by the conversion level. If you receive the share delivery amount at maturity, any fractional share included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final level. The share delivery amount and conversion level are subject to adjustments in the case of certain corporate events described in the accompanying product supplement under “General Terms of the Notes — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset.”

The estimated initial value of the Notes as of the trade date is expected to be between (i) $953.10 and $983.10 for Notes linked to the common stock of CSX Corporation, (ii) $954.20 and $984.20 for Notes linked to the common stock of Intel Corporation and (iii) $953.50 and $983.50 for Notes linked to the common stock of NIKE, Inc. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this document.

See “Additional Information about UBS and the Notes” on page ii. The Notes we are offering will have the terms set forth in the accompanying product supplement relating to the Notes, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of CSX Corporation	$ •	$1,000.00	$ •	$15.00	$ •	$985.00
Notes linked to the common stock of Intel Corporation	$ •	$1,000.00	$ •	$15.00	$ •	$985.00
Notes linked to the common stock of NIKE, Inc.	$ •	$1,000.00	$ •	$15.00	$ •	$985.00
UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”) for the Notes to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

Market-Linked Securities product supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm
Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Airbag Autocallable Yield Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated October 31, 2018 and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants,” dated October 31, 2018.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” beginning on page PS-9 in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of some or all of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying asset.
♦	You believe that the final level of the underlying asset is likely to be equal to or greater than the conversion level.
♦	You can tolerate receiving the share delivery amount at maturity, which is expected to be worth less than your principal amount and, in extreme situations losing all of your initial investment.
♦	You understand and accept that you will not participate in any appreciation of the underlying asset and that any positive return is limited to the coupons.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You would be willing to invest in the Notes based on the conversion level indicated on the cover hereof and if the coupon rate was set equal to the bottom of the range indicated on the cover hereof (the actual coupon rate will be determined on the trade date).
♦	You are willing to forgo any dividends paid on the underlying asset.
♦	You are willing to invest in Notes that may be subject to an automatic call, you are otherwise willing to hold the Notes to maturity and you accept that there may be little or no secondary market for the Notes.
♦	You understand and accept the single equity risk associated with the Notes and understand and are willing to accept the risks associated with the underlying asset.
♦	You are willing to assume the credit risk of UBS for all payments and deliveries under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of some or all of your investment or you are not willing to make an investment that may have the full downside market risk of an investment in the underlying asset.
♦	You believe that the final level of the underlying asset is likely to be less than the conversion level.
♦	You cannot tolerate receiving the share delivery amount at maturity, which is expected to be worth less than your principal amount or, in extreme situations, losing all of your initial investment.
♦	You seek an investment that participates in the appreciation of the underlying asset or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You would be unwilling to invest in the Notes based on the conversion level indicated on the cover hereof or if the coupon rate was set equal to the bottom of the range indicated on the cover hereof (the actual coupon rate will be determined on the trade date).
♦	You prefer to receive any dividends paid on the underlying asset.
♦	You are unable or unwilling to invest in Notes that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not understand or accept the single equity risk associated with the Notes or are unwilling to accept the risks associated with the underlying asset.
♦	You are not willing to assume the credit risk of UBS for all payments or deliveries under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information about the Underlying Asset” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG London Branch
Term	Approximately 12 months, unless subject to an automatic call. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates and coupon payment dates, as well as the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Asset	The common stock of a specific company, as indicated on the cover hereof.
Automatic Call Feature	UBS will automatically call the Notes if the closing level of the underlying asset on any observation date prior to the final valuation date is equal to or greater than the initial level. If the Notes are subject to an automatic call, UBS will pay you on the coupon payment date following such observation date (the “call settlement date”) a cash payment per Note equal to the principal amount plus the coupon otherwise due on such date. Following an automatic call, no further payments will be owed to you under the Notes.
Coupon Payments	UBS will pay interest on the principal amount of the Notes in periodic installments on each coupon payment date (including the maturity date) regardless of the performance of the underlying asset, unless the Notes have been subject to an automatic call.
The coupon is a fixed amount based upon equal installments at the coupon rate, which is a per annum rate and will be set on the trade date. The table below sets forth the range for the coupon rate, hypothetical coupon for each Note that would be paid on each coupon payment date and the total coupon payable; the actual total coupon payable will be based on the duration of the Notes. The actual amounts will be determined on the trade date.
	CSX Corporation	Intel Corporation	NIKE, Inc.
Coupon Rate	8.70% to 9.70% per annum	8.50% to 9.50% per annum	8.20% to 9.20% per annum
Coupon	$7.2500 to $8.0833	$7.0833 to $7.9167	$6.8333 to $7.6667
Total Coupon Payable	8.70% to 9.70%	8.50% to 9.50%	8.20% to 9.20%

Conversion Level(1)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level as specified on the cover hereof.

Share Delivery Amount (per Note)(1)	A number of shares of the underlying asset equal to the quotient of (i) the principal amount divided by (ii) the conversion level.
Any fractional share included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final level.
Payment at Maturity (per Note)	If the Notes are not subject to an automatic call and the final level is equal to or greater than the conversion level, UBS will pay you a cash payment per Note equal to:
Principal Amount of $1,000
If the Notes are not subject to an automatic call and the final level is less than the conversion level, UBS will deliver to you a number of shares of the underlying asset per Note equal to:
Share Delivery Amount
In such a case, you will receive the share delivery amount, which is expected to be worth less than the principal amount and, in extreme situations, you could lose all of your initial investment.
Initial Level(1)	The closing level of the underlying asset on the trade date.
Final Level(1)	The closing level of the underlying asset on the final valuation date.

(1) As determined by the calculation agent and as may be adjusted in the case of certain antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.

2

Investment Timeline

Trade Date:	The initial level is observed and the final terms of the Notes are set.
¯
Coupon Payment Dates (if not previously subject to an automatic call):	UBS pays the applicable coupon.

¯
Observation Dates (prior to the final valuation date):

UBS will automatically call the Notes if the closing level is greater than or equal to the initial level.

If the Notes are subject to an automatic call, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus the coupon otherwise due.

¯
Maturity Date:

The final level is observed on the final valuation date.

If the Notes are not subject to an automatic call and the final level is equal to or greater than the conversion level, UBS will pay you a cash payment per Note equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and the final level is less than the conversion level, UBS will deliver to you a number of shares of the underlying asset per Note equal to:

Share Delivery Amount

In such a case, you will receive the share delivery amount, which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment.

Any fractional share included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final level.

Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving, at maturity, a number of shares of the underlying asset converted at the conversion level, which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

If the Notes are not subject to an automatic call, you may lose some or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level is less than the conversion level, UBS will deliver to you a number of shares of the underlying asset per Note equal to the share delivery amount, which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment.

3

Observation Dates(1) and Coupon Payment Dates(1)

Observation Dates	Coupon Payment Dates
January 2, 2019
January 30, 2019
February 28, 2019	March 4, 2019*
April 1, 2019
May 1, 2019
May 28, 2019	May 30, 2019*
July 2, 2019
July 31, 2019
August 28, 2019	August 30, 2019*
October 2, 2019
October 30, 2019
Final Valuation Date**	Maturity Date
(1)	Subject to the market disruption event provisions set forth under “General Terms of the Securities – Market Disruption Events” in the accompanying product supplement.
*	Also the corresponding call settlement date for the applicable observation date.
**	The final valuation date is not an observation date for purposes of determining an automatic call.

4

Key Risks

An investment in the Notes involves significant risks. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that the UBS will not necessarily repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level is less than the conversion level, UBS will deliver to you the share delivery amount at maturity for each Note that you own, which is expected to be worth less than your principal amount and could be worthless. If you receive the share delivery amount, then, as of the final valuation date, the percentage decline in the value of the share delivery amount will be at a proportionately higher percentage relative to any percentage decline in the level of the underlying asset below the conversion level from the trade date to the final valuation date. Therefore, the further the final level has declined from the conversion level, the closer your loss of principal will be to the decline of the underlying asset from the initial level and, in extreme situations, you could lose all of your initial investment. For example, if the conversion level is 80% of the initial level and the final level is 70% of the initial level, you will lose 12.50% of your initial investment (based on the value of the share delivery amount on the final valuation date), which is greater than the 10% additional decline of the underlying asset from the conversion level, but less than the 30% total decline from the initial level. Additionally, in the event that the final level is less than the conversion level, any decline in the level of the underlying asset during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had UBS instead paid you an amount in cash equal to the share delivery amount.
♦	A higher coupon rate or lower conversion level may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the coupon rate and conversion level, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that the final level of the underlying asset could be less than the conversion level on the final valuation date and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower conversion level than that on otherwise comparable securities. Therefore, a relatively higher coupon rate may indicate an increased risk of loss. Further, a relatively lower conversion level may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose some or, in extreme situations, all of your initial investment at maturity.
♦	The contingent repayment of principal applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset at such time is equal to or greater than the conversion level.
♦	Your potential return on the Notes is limited to the coupon payments and you will not receive dividend payments on any underlying asset or have the same rights as holders of the underlying asset — Your return on the Notes is limited to the coupons paid and you will not participate in any appreciation of the underlying asset, even though you will be exposed to the downside market risk of the underlying asset if the final level is less than the conversion level. If the Notes are subject to an automatic call, you will not receive any coupons or any other payment in respect of any coupon payment dates after the applicable call settlement date. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying asset during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the underlying asset.
♦	The Notes may be subject to an automatic call early and are subject to reinvestment risk — The Notes will be subject to an automatic call if the closing level of the underlying asset is equal to or greater than the initial level on any observation date prior to the final valuation date. In the event that the Notes are subject to an automatic call, the term of your investment may be limited and there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs. Conversely, the Notes will not be subject to an automatic call when the closing level of the underlying asset is less than the initial level on any observation date. Generally the longer the Notes are outstanding, the less likely it is that they will be automatically called (as compared to at the trade date) due to the decline in the level of the underlying asset and the shorter time remaining for the level of the underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.
5

♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment or delivery to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any payment or delivery owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Single equity risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying asset. The level of the underlying asset can rise or fall sharply due to factors specific to that underlying asset and the issuer of such underlying asset (the “underlying asset issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying asset issuer and the underlying asset for your Notes. For additional information regarding the underlying asset issuer, please see “Information about the Underlying Asset” in this document and the underlying asset issuer’s SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.
♦	Fair value considerations
♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and any expected dividends on the underlying asset, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from

6

requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the price of the underlying asset; the volatility of the underlying asset; any dividends paid on the underlying asset, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall and there can be no assurance that the closing level of the underlying asset will be equal to or greater than the initial level on any observation date prior to the final valuation date, or, if the Notes are not subject to an automatic call, that the final level of the underlying asset will be equal to or greater than the conversion level. The final level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuer. You should be willing to accept the risks of owning equities in general and the underlying asset in particular, and the risk of losing some or all of your initial investment.
♦	There is no affiliation between the underlying asset issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer. However, we are not affiliated with the underlying asset issuer and are not responsible for such underlying asset issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying asset and the underlying asset issuer for your Notes. The underlying asset issuer is not involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying asset issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
♦	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying asset, the calculation agent may make adjustments to the initial level, share delivery amount, conversion level and/or final level, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying asset issuer where such issuer is not the surviving entity, the amount of cash or shares you receive at maturity may be based on the equity security of a successor issuer to the underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such reorganization event. If the underlying asset issuer becomes subject to (i) a reorganization event whereby the underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates or (iii) the underlying asset is delisted or otherwise suspended from trading, the amount of cash or shares you receive at maturity may be based on a substitute security. If any underlying asset is replaced or substituted by a security issued by a non-U.S. company that is traded on a non-U.S. exchange, we will pay, in lieu of delivery of any such security, an amount in cash (payable in U.S. dollars) equal to the value thereof, as determined by the calculation agent. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. For more information, see the sections “General Terms of the Notes — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.

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♦	Potential UBS impact on the market price of the underlying asset — Trading or transactions by UBS and/or its affiliates in the underlying asset, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying asset may adversely affect the market price of the underlying asset and, therefore, the market value of the Notes and the payment at maturity.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the underlying asset issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the Notes are subject to an automatic call and if not, the payment at maturity of the Notes, if any, based on observed levels of the underlying asset. The calculation agent can postpone the determination of the terms of the Notes on the trade date, any observation date or final valuation date, respectively. As UBS determines the economic terms of the Notes, including the coupon rate and conversion level, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfil the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, holders of Notes may lose all of some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

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♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read the section below entitled “What are the Tax Consequences of the Notes?” and the section entitled “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract", in the accompanying product supplement and consult your tax advisor about your tax situation.

9

Hypothetical Examples of How the Notes Might Perform and Return Table

The below examples and hypothetical return at maturity table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the applicable pricing supplement.

Term:	Approximately 12 months (callable quarterly)
Principal Amount:	$1,000 per Note
Coupon Rate*:	6.00% per annum (or $5.00 per monthly period)
Total Coupon Payable*:	6.00% (or $60.00 per Note)
Initial Level:	$50.00 per share
Conversion Level:	$45.00 (which is 90.00% of the Initial Level)
Share Delivery Amount**:	22.2222 shares per Note (principal amount/conversion level)
Dividend Yield on the Underlying Asset***:	1%

*	Coupon payment will be paid in arrears in equal installments during the term of the Notes on an unadjusted basis, unless previously subject to an automatic call. The total coupons paid will be based on the duration of the Notes.
**	Equal to the quotient of (i) the principal amount divided by (ii) the conversion level, which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment. If you receive the share delivery amount at maturity, any fractional share included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final level.
***	Hypothetical dividend yield holders of the underlying asset might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return that may vary from the actual dividend yield for the underlying asset. Regardless, investors in the Notes will not receive any dividends paid on the underlying asset.

Example 1 — The Closing Level of the Underlying Asset is equal to or greater than the Initial Level on the first Observation Date.

Closing Level at First Observation Date:	$50.00 (equal to or greater than Initial Level, Notes are called)

Payment on Call Date:	$1,005.00
Coupons Previously Paid:	$ 10.00
Total:	$1,015.00
Total Return on the Notes:	1.50%

Because the Notes are subject to an automatic call following the first observation date (which is approximately 3 months after the trade date), UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $10.00 received in respect of the prior coupon payment dates, UBS will have paid you a total of $1,015.00 per Note for a 1.50% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The Closing Level of the Underlying Asset is equal to or greater than the Initial Level on the third Observation Date.

Closing Level at First Observation Date:	$45.00 (less than Initial Level, Notes NOT called)
Closing Level at Second Observation Date:	$47.00 (less than Initial Level, Notes NOT called)
Closing Level at Third Observation Date:	$50.00 (equal to or greater than Initial Level, Notes are called)

Payment on Call Date:	$1,005.00
Coupons Previously Paid:	$ 40.00
Total:	$1,045.00
Total Return on the Notes:	4.50%

Because the Notes are subject to an automatic call following the third observation date (which is approximately 9 months after the trade date), UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $40.00 received in respect of the prior coupon payment dates, UBS will have paid you a total of $1,045.00 per Note for a 4.50% total return on the Notes. No further amount will be owed to you under the Notes.

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Example 3 — Notes are NOT subject to an automatic call and the Final Level is equal to or greater than the Conversion Level.

Closing Level at First Observation Date:	$46.00 (less than Initial Level, Notes NOT called)
Closing Level at Second Observation Date:	$44.50 (less than Initial Level, Notes NOT called)
Closing Level at Third Observation Date:	$45.00 (less than Initial Level, Notes NOT called)
Closing Level at Final Valuation Date:	$46.00 (less than Initial Level; equal to or greater than Conversion Level)

Payment at Maturity:	$1,005.00
Coupons Previously Paid:	$ 55.00
Total:	$1,060.00
Total Return on the Notes:	6.00%

Because the Notes are not subject to an automatic call and the final level of the underlying asset is equal to or greater than the conversion level, at maturity UBS will pay you a total of $1,005.00 per Note in cash, reflecting your principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $55.00 received in respect of the prior coupon payment dates, UBS will have paid you a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 4 — Notes are NOT subject to an automatic call and the Final Level is less than the Conversion Level.

Closing Level at First Observation Date:	$48.00 (less than Initial Level, Notes NOT called)
Closing Level at Second Observation Date:	$46.00 (less than Initial Level, Notes NOT called)
Closing Level at Third Observation Date:	$44.50 (less than Initial Level, Notes NOT called)
Closing Level at Final Valuation Date and Maturity Date:	$18.00 (less than Initial Level and Conversion Level)

Payment at Maturity: Share Delivery Amount:	$400.00* = $18.00 x 22.222 shares
Coupon Paid at Maturity:	+ $ 5.00
Total Payment at Maturity:	$405.00
Coupons Previously Paid:	+ $ 55.00
Total:	$460.00
Total Return on the Notes:	-54.00%

Because the Notes are not subject to an automatic call and the final level of the underlying asset is less than the conversion level, at maturity UBS will deliver the share delivery amount of 22 shares of the underlying asset, and an amount in cash equal to the product of the fractional share and the final level. When added to the coupon payments of $55.00 received in respect of the prior coupon payment dates, the value of the share delivery amount and coupons received from UBS would be worth a total of $460.00 per Note for a loss on the Notes of 54.00% as of the final valuation date. The value of the shares when received at maturity, and the total return on the Notes at that time, will depend on the closing level of the underlying asset on the maturity date.

*	Represents the cash value of the share delivery amount on the final valuation date. Because the Notes are physically settled, the actual value received and the total return on the Notes at maturity depends on the level of the underlying asset on the maturity date.

Investors should note that, in the event that the final level is less than the conversion level, any decline in the level of the underlying asset during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the share delivery amount.

Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving, at maturity, a number of shares of the underlying asset converted at the conversion level, which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment.

Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Hypothetical Return at Maturity

The table below illustrates the payment at maturity if the Notes are not subject to an automatic call and based on the assumptions above (the actual terms for each Note will be determined on the trade date; amounts have been rounded for ease of reference).

Underlying Asset	The Hypothetical Final Level is Equal to or Greater Than the Hypothetical Conversion Level				The Hypothetical Final Level is Less Than the Hypothetical Conversion Level
Hypothetical Final Level	Underlying Asset Level Return	Total Return on the Underlying Asset at Maturity (1)	Total Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity	Total Payment at Maturity + Coupon Payments(2)	Total Return on the Notes as of the Final Valuation Date
$70.00	40.00%	41.00%	$1,060.00	6.00%	n/a	n/a
$67.50	35.00%	36.00%	$1,060.00	6.00%	n/a	n/a
$65.00	30.00%	31.00%	$1,060.00	6.00%	n/a	n/a
$62.50	25.00%	26.00%	$1,060.00	6.00%	n/a	n/a
$60.00	20.00%	21.00%	$1,060.00	6.00%	n/a	n/a
$57.50	15.00%	16.00%	$1,060.00	6.00%	n/a	n/a
$55.00	10.00%	11.00%	$1,060.00	6.00%	n/a	n/a
$52.50	5.00%	6.00%	$1,060.00	6.00%	n/a	n/a
$50.00	0.00%	1.00%	$1,060.00	6.00%	n/a	n/a
$47.50	-5.00%	-4.00%	$1,060.00	6.00%	n/a	n/a
$45.00	-10.00%	-9.00%	$1,060.00	6.00%	n/a	n/a
$42.50	-15.00%	-14.00%	n/a	n/a	$ 1,004.44	0.44%
$40.00	-20.00%	-19.00%	n/a	n/a	$ 948.89	-5.11%
$37.50	-25.00%	-24.00%	n/a	n/a	$ 893.33	-10.67%
$35.00	-30.00%	-29.00%	n/a	n/a	$ 837.78	-16.22%
$30.00	-40.00%	-39.00%	n/a	n/a	$ 726.67	-27.33%
$25.00	-50.00%	-49.00%	n/a	n/a	$ 615.56	-38.44%
$20.00	-60.00%	-59.00%	n/a	n/a	$ 504.44	-49.56%
$15.00	-70.00%	-69.00%	n/a	n/a	$ 393.33	-60.67%
$10.00	-80.00%	-79.00%	n/a	n/a	$ 282.22	-71.78%
$5.00	-90.00%	-89.00%	n/a	n/a	$ 171.11	-82.89%
$0.00	-100.00%	-99.00%	n/a	n/a	$ 60.00	-94.00%

(1)	The total return on the underlying asset at maturity includes a hypothetical 1% cash dividend payment.
(2)	Payment consists of the share delivery amount plus hypothetical coupon payments of 6.00% per annum. If you receive the share delivery amount at maturity, any fractional share included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final level. The actual value received and the total return on the Notes at maturity will depend on the level of the underlying asset on the maturity date.

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Information about the Underlying Asset

All disclosures contained in this document regarding the underlying asset for the Notes are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included on the following pages is a brief description of the underlying asset issuer. This information has been obtained from publicly available sources. Set forth below are tables that provide the quarterly high and low closing levels for each underlying asset. The information given below is for the specified periods. We obtained the closing level information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

The underlying asset is registered under the Securities Act of 1933, the Exchange Act and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying asset issuer can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

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CSX Corporation

According to publicly available information, CSX Corporation (“CSX”) is a transportation company. CSX provides rail-based transportation services, including rail service and the transport of intermodal containers and trailers. CSX’s principal operating subsidiary, CSX Transportation, Inc. (“CSXT”), provides transportation services, serving 23 major population centers in states east of the Mississippi River, the District of Columbia and the Canadian provinces of Ontario and Quebec. It serves ocean, river and lake port terminals along the Atlantic and Gulf Coasts, the Mississippi River, the Great Lakes and the St. Lawrence Seaway. In addition to CSXT, CSX’s subsidiaries include CSX Intermodal Terminals, Inc., Total Distribution Services, Inc., Transflo Terminal Services, Inc., CSX Technology, Inc. and other subsidiaries. CSX’s other holdings include CSX Real Property, Inc., a subsidiary responsible for the CSX’s operating and non-operating real estate sales, leasing, acquisition and management and development activities. Information filed by CSX with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08022, or its CIK Code: 0000277948. CSX’s website is http://www.csx.com. CSX’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “CSX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low levels for CSX’s common stock, based on daily closing levels on the primary exchange for CSX, as reported by Bloomberg. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. CSX’s closing level on November 20, 2018 was $69.22 (the “hypothetical initial level” for CSX). The actual initial level will be the closing level of CSX’s common stock on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$29.23	$26.02	$28.97
4/1/2014	6/30/2014	$31.00	$27.79	$30.81
7/1/2014	9/30/2014	$32.46	$29.27	$32.06
10/1/2014	12/31/2014	$37.91	$29.94	$36.23
1/1/2015	3/31/2015	$36.57	$33.20	$33.12
4/1/2015	6/30/2015	$37.46	$32.42	$32.65
7/1/2015	9/30/2015	$32.90	$25.31	$26.90
10/1/2015	12/31/2015	$29.89	$24.70	$25.95
1/1/2016	3/31/2016	$27.02	$21.97	$25.75
4/1/2016	6/30/2016	$27.83	$24.48	$26.08
7/1/2016	9/30/2016	$30.50	$25.67	$30.50
10/1/2016	12/31/2016	$37.27	$30.17	$35.93
1/1/2017	3/31/2017	$49.79	$35.89	$46.55
4/1/2017	6/30/2017	$54.59	$46.40	$54.56
7/1/2017	9/30/2017	$55.19	$48.14	$54.26
10/1/2017	12/31/2017	$57.69	$48.63	$55.01
1/1/2018	3/31/2018	$59.26	$50.47	$55.71
4/1/2018	6/30/2018	$67.28	$54.35	$63.78
7/1/2018	9/30/2018	$75.50	$63.85	$74.05
10/1/2018	11/20/2018*	$75.03	$65.69	$69.22
*	The table above only includes data through this date. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

14

The graph below illustrates the performance of CSX’s common stock from January 1, 2008 through November 20, 2018, based on information from Bloomberg. The dotted line represents a hypothetical conversion level of $60.91, which is equal to 88.00% of the hypothetical initial level. The actual conversion level will be based on the closing level of CSX’s common stock on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

15

Intel Corporation

According to publicly available information, Intel Corporation (“Intel”) designs and manufactures integrated digital technology platforms consisting of a microprocessor and chipset which may be enhanced by additional hardware, software and services. The platforms are used in a range of applications, such as notebooks desktops, servers, tablets, smartphones, automobile infotainment systems, automated factory systems, and medical devices. Intel sells these platforms primarily to original equipment manufacturers, original design manufacturers and industrial and communications equipment manufacturers in the computing and communications industries. Intel also develops and sells software and services primarily focused on security and technology integration. Intel operates in two reportable operating segments; PC Client Group and Data Center Group; six other Intel architecture operating segments; Intel Systems Group, Multi-Comm, Netbook Group, Tablet Group, Phone Group, and Service Provider Group; and three software and service operating segments; McAfee, Wind River Software Group and Software and Services Group. The PC Client Group offers products that are incorporated into notebook and desktop computers for consumers and businesses. The Data Center Group offers products designed to provide energy-efficient performance for all computer, network and storage platforms. The other Intel architecture operating segments offer products designed to be used in the Internet of Things (the combination of embedding computing into devices and connecting them to the Internet), mobile communications, tablet, smartphone, service provider, netbook, and ultra-low power market segments. The software and services operating segments combine Intel platform features and enhanced software and services. All other Intel operations include the Non-Volatile Memory Solutions Group, which produces NAND flash memory products for use in a variety of devices. Information filed by Intel with the SEC can be located by reference to its SEC file number: 000-06217, or its CIK Code: 0000050863. Intel’s website is intel.com. Intel’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “INTC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low levels for Intel’s common stock, based on daily closing levels on the primary exchange for Intel, as reported by Bloomberg. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Intel’s closing level on November 20, 2018 was $47.39 (the “hypothetical initial level” for Intel). The actual initial level will be the closing level of Intel’s common stock on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$26.67	$23.52	$25.81
4/1/2014	6/30/2014	$30.93	$25.82	$30.90
7/1/2014	9/30/2014	$35.33	$30.79	$34.82
10/1/2014	12/31/2014	$37.67	$30.85	$36.29
1/1/2015	3/31/2015	$36.91	$29.89	$31.27
4/1/2015	6/30/2015	$34.46	$30.39	$30.42
7/1/2015	9/30/2015	$30.56	$25.87	$30.14
10/1/2015	12/31/2015	$35.44	$30.00	$34.45
1/1/2016	3/31/2016	$33.99	$28.22	$32.35
4/1/2016	6/30/2016	$32.99	$29.63	$32.80
7/1/2016	9/30/2016	$37.75	$32.68	$37.75
10/1/2016	12/31/2016	$38.10	$33.61	$36.27
1/1/2017	3/31/2017	$37.98	$35.04	$36.07
4/1/2017	6/30/2017	$37.43	$33.54	$33.74
7/1/2017	9/30/2017	$38.08	$33.46	$38.08
10/1/2017	12/31/2017	$47.56	$39.04	$46.16
1/1/2018	3/31/2018	$52.48	$42.50	$52.08
4/1/2018	6/30/2018	$57.08	$48.76	$49.71
7/1/2018	9/30/2018	$52.43	$44.93	$47.29
10/1/2018	11/20/2018*	$48.99	$42.42	$47.39

*	The table above only includes data through this date. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

16

The graph below illustrates the performance of Intel’s common stock from January 1, 2008 through November 20, 2018, based on information from Bloomberg. The dotted line represents a hypothetical conversion level of $40.28, which is equal to 85.00% of the hypothetical initial level. The actual conversion level will be based on the closing level of Intel’s common stock on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

17

NIKE, Inc.

According to publicly available information, NIKE, Inc. (“NIKE”) is engaged in the design, development and worldwide marketing of footwear, apparel, equipment, and accessory products. NIKE sells athletic footwear and sports apparel. NIKE sells its products to retail accounts, through NIKE-owned retail, including stores and Internet sales, and through a mix of independent distributors and licensees throughout the world. NIKE offers products in nine key categories: Running, NIKE Basketball, the Jordan Brand, Football (Soccer), Men’s Training, Women’s Training, Action Sports, Sportswear (NIKE’s sports-inspired lifestyle products) and Golf. Men's Training includes baseball and American football product offerings. NIKE also markets products designed for kids, as well as for other athletic and recreational uses such as cricket, lacrosse, tennis, volleyball, wrestling, walking and outdoor activities. NIKE sells a line of performance equipment under the NIKE brand name, including bags, socks, sport balls, eyewear, timepieces, digital devices, bats, gloves, protective equipment, golf clubs and other equipment designed for sports activities. Information filed by NIKE with the SEC can be located by reference to its SEC file number: 001-10635, or its CIK Code: 0000320187. NIKE’s website is nike.com. NIKE’s common stock is listed on the New York Stock Exchange under the ticker symbol “NKE”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low levels for NIKE’s common stock, based on daily closing levels on the primary exchange for NIKE, as reported by Bloomberg. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. NIKE’s closing level on November 20, 2018 was $71.12 (the “hypothetical initial level” for NIKE). The actual initial level will be the closing level of NIKE’s common stock on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	$39.82	$35.26	$36.93
4/1/2014	6/30/2014	$38.84	$35.42	$38.78
7/1/2014	9/30/2014	$44.75	$38.18	$44.60
10/1/2014	12/31/2014	$49.67	$42.55	$48.08
1/1/2015	3/31/2015	$50.99	$45.59	$50.17
4/1/2015	6/30/2015	$54.86	$49.28	$54.01
7/1/2015	9/30/2015	$62.50	$51.77	$61.49
10/1/2015	12/31/2015	$67.17	$60.93	$62.50
1/1/2016	3/31/2016	$64.90	$55.04	$61.47
4/1/2016	6/30/2016	$61.59	$51.89	$55.20
7/1/2016	9/30/2016	$60.22	$52.16	$52.65
10/1/2016	12/31/2016	$52.67	$49.62	$50.83
1/1/2017	3/31/2017	$58.75	$51.98	$55.73
4/1/2017	6/30/2017	$59.00	$51.10	$59.00
7/1/2017	9/30/2017	$60.14	$51.85	$51.85
10/1/2017	12/31/2017	$64.81	$50.83	$62.55
1/1/2018	3/31/2018	$69.65	$62.49	$66.44
4/1/2018	6/30/2018	$79.68	$64.12	$79.68
7/1/2018	9/30/2018	$85.55	$75.53	$84.72
10/1/2018	11/20/2018*	$84.46	$71.12	$71.12
*	The table above only includes data through this date. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

18

The graph below illustrates the performance of NIKE’s common stock from January 1, 2008 through November 20, 2018, based on information from Bloomberg. The dotted line represents a hypothetical conversion level of $62.59, which is equal to 88.00% of the hypothetical initial level. The actual conversion level will be based on the closing level of NIKE’s common stock on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

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What are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section "— Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract", in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Consequences. The U.S. federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying asset. The terms of the Notes require (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — We intend to treat the debt component as having a term greater than one year, so that the amounts treated as interest on the debt component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income purposes. If, however, the debt component were treated as having a term of one year or less, amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest in income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until the taxable disposition of the Notes. At such time, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any shares of the underlying asset if you receive the share delivery amount.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Asset	Coupon Rate (to be determined on trade date)	Interest on Debt Component	Put Option Component
Common stock of CSX Corporation	8.70% to 9.70% per annum	·% per annum	·% per annum
Common stock of Intel Corporation	8.50% to 9.50% per annum	·% per annum	·% per annum
Common stock of NIKE, Inc.	8.20% to 9.20% per annum	·% per annum	·% per annum

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the underlying asset that you may receive in connection with your investment in the Notes. If you receive the share delivery amount, certain adverse U.S. federal income (and other) tax consequences might apply to you. You should refer to information filed with the SEC or another governmental authority by the underlying asset issuer and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of the underlying asset.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section "— Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract", in the accompanying product supplement unless and until such time as some other treatment is more appropriate.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the U.S. federal income tax treatment, it is possible that your Notes could be treated as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes and to read the discussion in “Material U.S. Federal Income Tax Consequences”, including the section "— Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract", in the accompanying product supplement for a more detailed description of the tax treatment of your Notes.

20

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. If you are a non U.S. holder, subject to Section 871(m) of the Code and “FATCA,” discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

If the Notes are physically settled by delivery to you of a number of shares of the underlying asset equal to the share delivery amount, you may suffer adverse U.S. federal income tax consequences if you hold such shares of the underlying asset. You may be subject to U.S. withholding tax on U.S.-source dividends in respect of such underlying asset that you hold. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for the underlying asset.

Section 897. We will not attempt to ascertain whether the underlying asset issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the underlying asset issuer or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC or the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta one specified equity-linked instruments and are issued before January 1, 2021.

Based on our determination that the Notes are not “delta-one” with respect to the underlying asset, our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying asset or the Notes.  If you enter, or have entered, into other transactions in respect of the underlying asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

21

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was proposed in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

22

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

23

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this document is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offerings	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms for Each Offering of the Notes	2
Investment Timeline	3
Observation Dates and Coupon Payment Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform and Return Table	9
Information about the Underlying Asset	12
What Are the Tax Consequences of the Notes?	19
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	22

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplement	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-29
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-75
Supplemental Plan of Distribution (Conflicts of Interest)	PS-76

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$• UBS AG Airbag Autocallable Yield Notes due on or about December 4, 2019
Preliminary Pricing Supplement dated November 21, 2018 (To Product Supplement dated October 31, 2018 and Prospectus dated October 31, 2018)

UBS Investment Bank
UBS Financial Services Inc.